SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2011

WHITE SMILE GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-162461	42-1766696
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
927 Lincoln Rd., Suite 200 Miami, Florida 33139-2618 (Address of principal executive offices) (888-976-4531) (Registrant’s Telephone Number)

Shawcore Development Corp.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 16, 2011, the Company entered into an Employment Agreement with Omar Ahmadzai in consideration for his services as a member of the Board of Directors, a member of the Supervisory Committee of the Board (or comparable committee), Chairman of the Board, President and Chief Executive Office.  The Term of the Agreement is for a five year period beginning December 16, 2011 and expiring December 15, 2016.  Under the terms of the Employment Agreement, Mr. Ahmadzai shall receive an annual salary as follows:  $175,000 for the first year beginning on December 16, 2011; $225,000 for the second year, beginning on December 16, 2012; and $250,000 for the duration of the Agreement, beginning on December 16, 2013.  Mr. Ahmadzai is also eligible to receive any bonuses available under any Board Incentive Plan, as authorized and outlined by the Company’s Board of Directors, with a minimum amount of $250,000 in cash bonuses.  The Agreement also authorized an annual bonus of no less than 2% of the Adjusted Gross Sales (as defined in the Employment Agreement).  Finally, the Employment Agreement grants Mr. Ahmadzai 2,000,000 shares of the Company’s Class A Preferred Stock.

On December 15, 2011, the Board of Directors authorized the issuance of 1,000,000 shares of the Company’s common stock be issued to Matthew E. Silpe in consideration for his services as a member of the Board of Directors.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Attached hereto as exhibit 10.1 is the Employment Agreement with Omar Ahbadzai.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated December 22, 2011	White Smile Global, Inc.

By:/s/ Omar John Ahmadzai
Omar John Ahmadzai,
President